UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: August 2, 2011 (July 29, 2011)

Signature Group Holdings, Inc.

Nevada	001-08007	95-2815260
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15303 Ventura Blvd., Suite 1600 Sherman Oaks, CA	91403
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (805) 435-1255

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Settlement of Whitesell and Stinson Matters.

As previously reported on the Signature Group Holdings, Inc. (the ‘Company”) Annual Report on Form 10-K for the year ended December 31, 2010, on November 13, 2007, Thomas Whitesell, the former Senior Vice President of the Company’s former Commercial Real Estate (CRE) group, filed a complaint against the Company for violations of various California labor codes, intentional misrepresentation, concealment, negligent misrepresentation, false promises, breach of contract, conversion, breach of fiduciary duty, action for declaratory relief, unjust enrichment – quasi-contractual recovery, gross negligence and action for specific performance (the “Whitesell Action”). The complaint sought compensation for alleged unpaid cash bonuses and stock plan awards totaling $3.0 million.  On April 20, 2011, a similar action (the “Stinson Action”) was brought against the Company by other former employees of the CRE Group, Steve Stinson, Brad R. Burton, Sophia Haliotis, Ronald James Claud, Lee Karny and Scott S. Manlin (collectively with Mr. Whitesell, the “Plaintiffs”).  Each of the Plaintiffs filed a Proof of Claim in the Company’s bankruptcy proceeding for an aggregate claim amount of $3.8 million.

On July 29, 2011, the Company entered into a settlement agreement and general release with the Plaintiffs pursuant to which, the Company received executed dismissals, with prejudice, of all claims in the Whitesell Action and the Stinson Action and the withdrawal of each related claim filed by the Plaintiffs in the Company’s bankruptcy proceeding.  In exchange, the Company will pay an aggregate settlement amount of $130,000 to the Plaintiffs.  In consideration of this payment, the Plaintiffs each irrevocably and unconditionally released the Company and its affiliates from all claims relating to Plaintiffs' working relationship with the Company or any of its predecessors in interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SIGNATURE GROUP HOLDINGS, INC.

	By:	/s/ David N. Brody
	Name:	David N. Brody
	Title:	Senior Vice President, Counsel and Secretary

Dated August 2, 2011